Exhibit 99.1

              WILLIAMS CONTROLS REPORTS FIRST QUARTER 2005 RESULTS

    PORTLAND, Ore., Feb. 2 /PRNewswire-FirstCall/ -- Williams Controls, Inc. (the "Company") (OTC: WMCO) today announced its results for the 2005 first quarter ended December 31, 2004. Net sales of $15,169,000 were 21.0% higher than the net sales of $12,538,000 in the corresponding quarter last year. The Company reported net income of $1,714,000, or $.04 per diluted share, for the first quarter 2005, compared to net income of $1,090,000, or $.02 per diluted share, for the corresponding 2004 quarter.

    The increase in sales was driven by increased sales volumes of electronic throttle control systems resulting from a general increase in truck production in our North American and European markets. Operating income from continuing operations improved to $2,792,000, an increase of 34.3%, compared to $2,079,000 for the same quarter of 2004. Gross profit in the first fiscal quarter improved to $5,121,000 compared to $3,842,000 in the first quarter of fiscal 2004. This gross profit improvement is primarily due to the higher sales volumes to our heavy truck and industrial customers and to a lesser degree, reductions in overhead expenses. Operating expenses increased $566,000 due to increased research and development spending to support a larger number of new product development efforts, an increase in legal fees, and increased staffing levels to support growth initiatives.

    The incurrence of new bank debt on September 30, 2004 to complete our 2004 recapitalization resulted in interest expense on debt increasing from $21,000 for the first quarter of fiscal 2004 to $462,000 for the first quarter of fiscal 2005. Immediately prior to the recapitalization, the Company had minimal bank debt. In the first quarter of fiscal 2004, the Company recorded $769,000 of interest expense related to dividends and accretion on the Series B Preferred Stock. Part of the 2004 recapitalization transaction included the elimination of all outstanding Series B Preferred Stock and the associated dividends. Other income reported in fiscal 2005 first quarter primarily relates to a gain of $355,000 for the quarterly revaluation of the Put and Call Option agreement between the Company and American Industrial Partners, which was entered into as part of the fiscal 2004 recapitalization transaction on September 30, 2004.

    Tax expense of $989,000 was recorded during the first quarter of fiscal 2005 at an effective rate of 36.6%. Prior to the first quarter of fiscal 2005, the Company had provided for a full valuation allowance on its deferred tax assets, resulting in no tax provision related to the income in the first quarter of fiscal 2004. The Company reduced the valuation allowance during the fourth quarter of fiscal 2004.

    Williams Controls' Chief Executive Officer, Patrick W. Cavanagh stated, "The truck and industrial markets continued to improve in North America, Europe and Asia, which fueled our improved earnings for the quarter." He concluded, "Although our operating expenses have increased over the prior year's first quarter, we believe that this increased spending will position us for growth opportunities worldwide."

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    ABOUT WILLIAMS CONTROLS
    Williams Controls is a designer, manufacturer and integrator of sensors and controls for the motor vehicle industry. For more information, you can find Williams Controls on the Internet at www.wmco.com.

    The statements included in this news release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of
Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1934, as amended. These forward looking statements are based on management's assumptions and projections, and are sometimes identifiable by use of the words, "expect to," "plan," "will," "believe" and words of similar predictive nature. Because management's assumptions and projections are based on anticipation of future events, you should not place undue emphasis on forward-looking statements. You should anticipate that our actual performance may vary from these projections, and variations may be material and adverse. You should not rely on forward- looking statements in evaluating an investment or prospective investment in our stock, and when reading these statements you should consider the uncertainties and risks that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Securities and Exchange Commission filings of the Company; economic downturns affecting the operations of the Company or any of its business operations, competition, and the ability of the Company to successfully identify and implement any strategic alternatives. The forward-looking statements contained in this press release speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.

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                             Williams Controls, Inc.
                      Consolidated Statements of Operations
           (Dollars in thousands, except share and per share amounts)

                                              Three months     Three months
                                                  ended            ended
                                                12/31/04         12/31/03
                                              -------------    -------------
                                               (unaudited)      (unaudited)

Net sales                                     $      15,169    $      12,538
Cost of sales                                        10,048            8,696
Gross profit                                          5,121            3,842
Research and development expense                        730              610
Selling expense                                         316              274
Administration expense                                1,283              879
Operating income from continuing operations           2,792            2,079
Interest expense - Debt                                 462               21
Interest expense - Series B Preferred Stock
 dividends and accretion                                 --              769
Other income, net                                      (373)              (5)
Income from continuing operations before
 income taxes                                         2,703            1,294
Income tax expense                                      989               40
Net income from continuing operations                 1,714            1,254
Loss from discontinued operations                        --              164
Net income                                    $       1,714    $       1,090
Earnings per share information:
Basic -
Income per share from continuing operations   $        0.04    $        0.02
Loss per share from discontinued operations              --            (0.00)
Net income per common share                   $        0.04    $        0.02
Weighted average shares used in per share
 calculation - basic                             46,629,411       54,145,821
Diluted -
Income per share from continuing operations   $        0.04    $        0.02
Loss per share from discontinued operations              --            (0.00)
Net income per common share                   $        0.04    $        0.02
Weighted average shares used in per
 share calculation - diluted                     47,338,915       54,147,843

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                             Williams Controls, Inc.
                           Consolidated Balance Sheets
                             (Dollars in thousands)

                                                  December 31,    September 30,
                                                      2004            2004
                                                  -------------   -------------
                                                   (unaudited)     (unaudited)

Current Assets:
 Cash and cash equivalents                        $       3,995   $       2,482
 Trade accounts receivable, net                           7,081           8,193
 Other receivables                                          461             424
 Inventories                                              3,502           3,777
 Deferred income taxes                                    2,116           2,116
 Prepaid expenses and other current assets                  690             290
  Total current assets                                   17,845          17,282

Property, plant and equipment, net                        6,054           5,402
Deferred income taxes                                     6,300           7,247
Other assets, net                                         1,181           1,194
  Total assets                                    $      31,380   $      31,125

     Liabilities and Stockholders' Deficit
Current Liabilities:
 Accounts payable                                 $       3,775   $       4,084
 Accrued expenses                                         4,437           4,969
 Current portion of employee benefit obligations          1,638           1,240
 Current portion of long-term debt and
  capital leases                                          3,455           3,454
  Total current liabilities                              13,305          13,747

Long-term debt and capital lease obligations             16,066          16,640
Employee benefit obligations                              7,330           7,440
Other long-term liabilities                                  --             333

Stockholders' Deficit:
 Preferred stock (Series C)                                  --              --
 Common stock                                               466             466
 Additional paid-in capital                              35,960          35,960
 Accumulated deficit                                    (35,744)        (37,458)
 Treasury stock                                            (377)           (377)
 Other comprehensive loss -
  Pension liability adjustment                           (5,626)         (5,626)

  Total stockholders' deficit                            (5,321)         (7,035)
  Total liabilities and stockholders'
   deficit                                        $      31,380   $      31,125

SOURCE  Williams Controls, Inc.
    -0-                             02/02/2005
    /CONTACT: Dennis E. Bunday, Executive Vice President and Chief Financial Officer of Williams Controls, Inc., +1-503-684-8600/
    /Web site:  http://www.wmco.com /
    (WMCO)